Exhibit 10.1
NETFLIX, INC.
AMENDED AND RESTATED PERFORMANCE BONUS PLAN
Effective December 7, 2022
SECTION 1
ESTABLISHMENT AND PURPOSE
1.1 Purpose. Netflix, Inc. hereby amends and restates the Netflix, Inc. Performance Bonus Plan (the “Plan”). The Plan is intended to provide compensation to key executives based on Company performance. The Plan accomplishes this by paying incentive awards based on the achievement of goals relating to the performance of the Company and its business units.
1.2 Effective Date. The Plan was originally effective as of March 26, 2014. The Plan, as amended and restated, is effective as of December 7, 2022 (the “Effective Date”).
SECTION 2
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
2.1 “Actual Award” means as to any Performance Period, the actual amount (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authorities under Section 3.5 to reduce the award otherwise determined by the Payout Formula.
2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
2.3 “Base Salary” means as to any Performance Period, 100% of the Participant’s annual salary rate on the last day of the Performance Period. Base Salary shall be determined without regard to deductions for taxes or other items and before any deferrals of compensation under any Company sponsored plan.
2.4 “Board” means the Company’s Board of Directors.
2.5 “Cause” means (i) an act of fraud or personal dishonesty undertaken by a Participant in connection with the Participant’s responsibilities as an employee that is intended to result in substantial gain or personal enrichment of the Participant, (ii) a Participant’s conviction of, or plea of nolo contendere to, a felony, or (iii) a Participant’s gross misconduct in connection with the performance of the Participant’s responsibilities as an employee or willful failure to perform a reasonable material component of the Participant’s responsibilities as an employee.
2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.7 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan. As of the Effective Date, the Compensation Committee of the Board shall serve as the Committee.

2.8 “Company” means Netflix, Inc., a Delaware corporation.
2.9 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.
2.10 “Fiscal Year” means the fiscal year of the Company.
2.11 “Participant” means as to any Performance Period, an executive of the Company or of an Affiliate who has been selected by the Committee for participation in the Plan for that Performance Period.
2.12 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards, if any, to be paid to Participants. The formula or matrix may differ from Participant to Participant, from Performance Period to Performance Period, or from award to award.
2.13 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its discretion, to be applicable to a Participant for a Performance Period. The Performance Goals applicable to each Participant may provide for a targeted level or levels of achievement which may include, but are not limited to, one or more of the following measures: (a) revenue, (b) subscriber metrics, including net and gross subscription additions, total membership as well as retention, (c) profit, including contribution profit, (d) margins, including contribution margin, (e) cash flow, (f) technology advances and innovations (g) brand or product recognition or awards, and (i) stock price. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, (6) on a pre-tax or after-tax basis and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP basis. The Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers, acquisitions and/or dispositions). As determined in the discretion of the Committee, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.
2.14 “Performance Period” means any period of at least one Fiscal Quarter or such other longer period but not longer than three Fiscal Years (or period of twelve (12) consecutive Fiscal Quarters), as determined by the Committee in its sole discretion. With respect to any Participant, there shall exist no more than four (4) Performance Periods under the Plan at any one time.
2.15 “Section 16 Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
2.16 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder, as they may be amended or modified from time to time.
2.17 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a dollar amount, or a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3.
SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. The Committee, in its sole discretion, shall select the executives of the Company who shall be Participants for the Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become executives during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. However, unless and until otherwise determined by the Committee, an executive who is a Participant for a given Performance Period automatically will be a Participant in subsequent Performance Periods (so long as he or she remains an executive).
3.2 Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goals for the Participants for the Performance Period.
3.3 Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for the Participants. Each Participant’s Target Award shall be determined by the Committee in its sole discretion.
3.4 Determination of Payout Formula. The Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Actual Award, if any, payable to each Participant. The Payout Formula shall (a)  be based on a comparison of actual performance to the Performance Goals, (b) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (c) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.
3.5 Determination of Actual Awards. After the end of each Performance Period, the Committee shall determine the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance determined by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below the amount that otherwise would be payable under the Payout Formula.
SECTION 4
PAYMENT OF AWARDS
4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
4.2 Timing of Payment. Payment of each Actual Award shall be made after the end of the Performance Period during which the Actual Award was earned but no later than sixty (60) days after the end of the Fiscal Year in which such Performance Period ended; provided that, except as set forth in Sections 4.4 and 4.5, or as otherwise determined by the Committee, a Participant must be employed by the Company or an Affiliate through the end of a Performance Period in order to earn and be entitled to receive payment of any Actual Award. Notwithstanding the foregoing, the Committee may in its sole discretion provide for a full or partial payment to Participants with respect to any future Actual Award prior to the end of the applicable Performance Period, subject to any applicable clawback policy consistent with Section 5.6.
4.3 Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.
4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a completed Performance Period, the Actual Award shall be paid to his or her estate.

4.5 Payment in the Event of Involuntary Termination. Notwithstanding any contrary provision of the Plan, in the event that a Participant’s employment is terminated by the Company or an Affiliate during a Performance Period or following the end of a Performance Period but before the date Actual Awards are paid with respect to such Performance Period other than for Cause, (i) the Participant’s Actual Award for such Performance Period shall be equal to the amount of the Actual Award that the Participant would have been entitled to receive for such Performance Period (determined in accordance with Section 3.5) had the Participant’s termination of employment not occurred prior to the end of the Performance Period, multiplied by a fraction, the numerator of which shall be equal to the total number of calendar days in the Performance Period that the Participant was actively employed by the Company or an Affiliate prior to the date of such termination, and the denominator of which shall be equal to the total number of calendar days in such Performance Period; and (ii) such Actual Award shall be paid on the regular payment date for the applicable Performance Period in accordance with Section 4.2.
SECTION 5
ADMINISTRATION
5.1 Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board.
5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which executives shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by executives who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.
5.3 Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.
5.5 Tax Withholding. The Company shall withhold all applicable taxes (and any other required amounts) from any payment, including any federal, Federal Insurance Contributions Act (FICA), state, and local taxes.
5.6 Clawback Policy. Any Target Award or any resulting Actual Award granted under the Plan shall be subject to any applicable recoupment or “clawback” policies of the Company, as may be adopted or amended from time to time, or as may be set forth in a separate agreement, plan or policy conferring rights on a Participant.
SECTION 6
GENERAL PROVISIONS
6.1 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without Cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.
6.2 Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
6.3 Participation. No individual shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.
6.4 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, sale, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.
6.5 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.
6.6 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or trust, by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.
6.7 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and, unless otherwise expressly determined by the Committee, shall comply with the requirements of Section 409A.
6.8 Governing Law. The Plan and all award agreements or other documents evidencing Target Awards or Actual Awards under the Plan shall be construed in accordance with and governed by the laws of the State of California, excluding its conflicts of laws provisions.
SECTION 7
AMENDMENT AND TERMINATION
7.1 Amendment and Termination. The Board or the Committee, in its sole discretion, may amend or terminate the Plan at any time and for any reason.
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